As filed with the Securities and Exchange Commission on August 7, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCELRYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0557266
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10188 Telesis Court, Suite 100 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Stock Option Agreement

(for Stand-Alone Inducement Award to Scipio “Max” Carnecchia)

(Full title of the plan)

Rick E. Russo

Senior Vice President and Chief Financial Officer

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, California 92121

(Name and address of agent for service)

(858) 799-5000

(Telephone number, including area code, of agent for service)

Copies to:

Carl Sanchez, Esq.

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.0001 per share	800,000 shares	$5.38	$4,304,000.00	$240.16
Common Stock Rights (3)

(1)	The number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of the registrant to be registered pursuant hereto consists of the aggregate number of shares that may be issued and sold upon the vesting and exercise of an option granted as an inducement award under Rule 5635(c)(4) of the Nasdaq Listing Rules to Scipio “Max” Carnecchia (“Carnecchia”) pursuant to the Stock Option Agreement, dated as of June 15, 2009 (the “Option Agreement”), by and between Carnecchia and the registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that may be offered or issued under the Option Agreement to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	The exercise price of the stock options granted to Mr. Carnecchia, pursuant to Rule 457(h)(1) of the Securities Act.
(3)	Comprised of rights to purchase shares of the registrant’s Series A Junior Participating Preferred Stock, par value $0.0001 per share (the “Preferred Share Purchase Rights”), that are associated with shares of Common Stock pursuant to the Rights Agreement, dated as of September 6, 2002 (the “Rights Agreement”), by and between the registrant and American Stock Transfer & Trust Company as Rights Agent. The Preferred Share Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement and are transferable solely with the associated Common Stock. The value attributable to the Preferred Share Purchase Rights, if any, is reflected in the value of the associated Common Stock.

EXPLANATORY NOTE

This registration statement registers: (1) 800,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the registrant that may be issued and sold upon the vesting and exercise of an option granted as an inducement award under Rule 5635(c)(4) of the Nasdaq Listing Rules to Scipio “Max” Carnecchia (“Carnecchia”) pursuant to the Stock Option Agreement, dated as of June 15, 2009 (the “Option Agreement”), by and between Carnecchia and the registrant; and (2) the rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock, par value $0.0001 per share (the “Preferred Share Purchase Rights”), that are associated with shares of Common Stock pursuant to the Rights Agreement, dated as of September 6, 2002 (the “Rights Agreement”), by and between American Stock Transfer & Trust Company as Rights Agent and the registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this registration statement.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this registration statement.*

*	The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this registration statement will be sent or given to Carnecchia as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the registrant with the Commission are incorporated by reference into this registration statement:

(a) The registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed with the Commission on May 26, 2009;

(b) The registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 filed with the Commission on August 7, 2009;

(c) The registrant’s Current Report on Form 8-K filed with the Commission on May 21, 2009;

(d) The registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2009;

(e) The registrant’s Current Report on Form 8-K filed with the Commission on July 20, 2009;

(f) The description of the Common Stock contained in the registrant’s registration statement on Form 8-A filed on November 9, 1995, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

(g) The description of the Preferred Share Purchase Rights contained in the registrant’s registration statement on Form 8-A filed on September 10, 2002, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all other reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of the filing of such reports and other documents, except as to any portion of any such report or other document furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this registration statement, any statement contained in a report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 (“Section 145”) of the Delaware General Corporation Law (the “DGCL”), the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The registrant’s Restated Certificate of Incorporation, as amended (the “Charter”), provides that the registrant shall indemnify the registrant’s officers and directors in each and every situation where the registrant is permitted or empowered under Section 145 to provide for such indemnification. The Charter further provides that the registrant may, in the sole discretion of the registrant’s board of directors, indemnify any other person to the extent the board of directors deems advisable, as permitted by Section 145.

In addition, the Charter provides that the directors of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of the directors’ fiduciary duties to the registrant. This provision in the Charter does not eliminate any director’s duty of loyalty to the registrant or its stockholders or protect any director from liability: (i) for acts or omissions not in good faith or involving intentional misconduct or the knowing violation of law; (ii) arising under Section 174 of the DGCL; or (iii) for any transaction from which the director derived an improper personal benefit.

The registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that the registrant shall indemnify each of its directors, officers, employees and agents, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant and, with respect any criminal action or proceeding, had no reason to believe his or her conduct was unlawful.

The Bylaws also provide that the registrant has the power to purchase liability insurance policies covering its directors, officers, employees and agents, whether or not the registrant would have the power, according to the Bylaws, to indemnify such person under the DGCL. The registrant currently maintains such insurance.

The registrant has entered into indemnity agreements with each of its directors and officers. Pursuant to these indemnity agreements, the registrant has agreed to indemnify each of its directors and officers to the fullest extent permitted by applicable law and its Bylaws, subject to certain exceptions. The registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description
4.1	Rights Agreement, dated as of September 6, 2002, by and between American Stock Transfer & Trust Company as Rights Agent and the registrant, which includes as Exhibit A thereto the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock as and Exhibit B thereto the Form of Right Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed September 10, 2002)

4.2	Stock Option Agreement, dated as of June 15, 2009, by and between Scipio “Max” Carnecchia and the registrant (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on June 16, 2009)

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1 to this registration statement)

24.1	Power of Attorney (contained on the signature pages of this registration statement)

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 31, 2009.

ACCELRYS, INC.

By:	/s/ Rick E. Russo
Rick E. Russo
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scipio “Max” Carnecchia and Rick E. Russo, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Scipio Carnecchia	President and Chief Executive Officer	July 31, 2009
Scipio “Max” Carnecchia	(Principal Executive Officer)

/s/ Rick E. Russo	Senior Vice President and Chief Financial Officer	July 31, 2009
Rick E. Russo	(Principal Accounting and Financial Officer)

/s/ Kenneth L. Coleman	Chairman of the Board of Directors	July 31, 2009
Kenneth L. Coleman

/s/ Jeffrey Rodek	Director	July 31, 2009
Jeffrey Rodek

/s/ Ricardo B. Levy, Ph.D.	Director	July 31, 2009
Ricardo B. Levy, Ph.D.

Director
Christopher J. Steffen

/s/ Larry Ferguson	Director	July 31, 2009
Larry Ferguson

EXHIBIT INDEX

Exhibit No.	Description
4.1	Rights Agreement, dated as of September 6, 2002, by and between American Stock Transfer & Trust Company as Rights Agent and the registrant, which includes as Exhibit A thereto the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock as and Exhibit B thereto the Form of Right Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed September 10, 2002)

4.2	Stock Option Agreement, dated as of June 15, 2009, by and between Scipio “Max” Carnecchia and the registrant (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on June 16, 2009)

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1 to this registration statement)

24.1	Power of Attorney (contained on the signature pages of this registration statement)